Exhibit 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

KCS Weekly Carload Data Correction

Kansas City, MO, March 24, 2011. Kansas City Southern (KCS) (NYSE:KSU) has recently determined that the commodity carload data of its United States Class I railroad, The Kansas City Southern Railway Company (KCSR), has been underreported to the Association of American Railroads (AAR). Intermodal carload data for KCSR has been reported correctly. The correct data is being reported beginning with the eleventh week of 2011 ending on March 18, 2011.

The corrected 2011 United States aggregated commodity carload data (including intermodal carload data) through the end of week ten of 2011 is presented in the table below. The corrected data by commodity type for weeks one through ten of 2011 is in the process of being updated on the AAR website.

Week	Date Ending	Original Carload Data	Corrected Carload Data

1	01/07/2011	19,294	19,527

2	01/14/2011	18,844	19,100

3	01/21/2011	21,429	21,758

4	01/28/2011	21,999	22,387

5	02/04/2011	18,887	19,197

6	02/11/2011	20,831	21,176

7	02/18/2011	21,683	22,116

8	02/25/2011	20,943	21,348

9	03/04/2011	21,824	22,159

10	03/11/2011	20,414	20,936

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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